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                                                                     EXHIBIT 8.2


                           FORM OF DAVIS POLK OPINION

                                  212-450-4606



                                                     [__________], 2000




HomeGrocer.com, Inc.
10230 N.E. Points Drive
Kirkland, Washington 98033

Dear Ladies and Gentlemen:

     We have acted as counsel for HomeGrocer.com, Inc., a Washington corporation ("HomeGrocer"), in connection with the proposed merger of Robin Merger Corporation, a Washington corporation ("Merger Sub") and a wholly owned subsidiary of Webvan Group, Inc., a Delaware corporation ("Webvan"), with and into HomeGrocer (the "Merger") pursuant to the Agreement and Plan of Reorganization dated as of June 25, 2000 (the "Merger Agreement") among Webvan, Merger Sub and HomeGrocer.

     In providing our opinion, we have examined the Merger Agreement, the joint proxy statement of Webvan and HomeGrocer dated as of [________], 2000 (the "Joint Proxy Statement"), the registration statement of Webvan dated as of [_________], 2000 with respect to the Webvan common stock to be issued to the stockholders of HomeGrocer in connection with the Merger (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Joint Proxy Statement and the Registration Statement and in accordance with the provisions of the Merger Agreement, and (ii) the representations made to us by HomeGrocer and by Webvan in their respective letters to us dated as of [________], 2000 and delivered to us for purposes of our opinion are accurate and complete.

     Based upon the foregoing, the discussion set forth in the Joint Proxy Statement under the caption "The Merger -- Material United States Federal Income Tax Considerations" constitutes our opinion.


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HomeGrocer.com, Inc.                   2                      [__________], 2000



     The opinion expressed herein is based on existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if there is a change in applicable law between the date hereof and the date on which the Merger is effected. In addition, our opinion is based solely on the documents that we have examined and the representations contained in the letters from HomeGrocer and from Webvan referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the United States federal income tax treatment of the Merger stated in such documents or any of the representations contained in the letters from HomeGrocer or from Webvan referred to above is, or later becomes, inaccurate.

     This opinion is being provided solely for the benefit of HomeGrocer and its stockholders. No other person or party will be entitled to rely on this opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Joint Proxy Statement under the caption "The Merger -- Material United States Federal Income Tax Considerations." In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,